                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                STEELCASE INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

                                STEELCASE INC.
                              901 44TH STREET SE
                         GRAND RAPIDS, MICHIGAN 49508

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD JUNE 23, 1999

To the Shareholders:

  PLEASE TAKE NOTICE that the 1999 Meeting of Shareholders (the "Meeting") of Steelcase Inc. (the "Company") will be held on June 23, 1999, at 10:00 A.M. Eastern Daylight Time, at the Grand Center, DeVos Hall, 245 Monroe N.W., Grand Rapids, Michigan, for the following purposes:

  1. Electing 4 directors to serve for the applicable term of their respective classes and until their successors shall have been duly elected and qualified;

  2. Transacting such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on May 10, 1999 will be entitled to vote at the meeting.

  Your attention is called to the attached proxy statement and accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, on which no postage is needed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

  A copy of the Annual Report of the Company for the fiscal year ended February 26, 1999 accompanies this Notice.

                                          By Order of the Board of Directors

                                          Jon D. Botsford
                                          Vice President, General Counsel and
                                           Secretary

Grand Rapids, Michigan
May 19, 1999

                                STEELCASE INC.
                              901 44TH STREET SE
                            GRAND RAPIDS, MI 49508

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 23, 1999

                              GENERAL INFORMATION

  The Board of Directors (the "Board") of Steelcase Inc. ("Steelcase" or the "Company") solicits your proxy for use at the 1999 Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, June 23, 1999, at 10:00 A.M. Eastern Daylight Time, and at any adjournments, at the Grand Center, DeVos Hall, 245 Monroe N.W., Grand Rapids, Michigan. This Proxy Statement and a proxy card are first being sent to shareholders on or about May 19, 1999. All costs of solicitation will be borne by the Company.

  In the following pages, you will find information on your current Board and on the nominees for election to the Board to help you decide how to vote for the election of directors.

  As of the close of business on May 10, 1999, the record date for determination of shareholders entitled to notice of and to vote at the Meeting, there were outstanding 23,825,633 shares of Class A Common Stock and 129,593,062 shares of Class B Common Stock. Each outstanding share of Class A Common Stock is entitled to one vote on all matters that may come before the Meeting. Each outstanding share of Class B Common Stock is entitled to ten votes on all matters that may come before the Meeting.

  You can ensure that your shares are voted at the Meeting by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Sending in a signed proxy will not affect your right to attend the Meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by notifying the Secretary of the Company in writing before the proxy is exercised, or by delivering to the Secretary of the Company a proxy bearing a later date, or by attending the Meeting and voting in person.

                             ELECTION OF DIRECTORS

  At the Meeting, four Directors are to be elected for a three year term, expiring in 2002.

  Unless otherwise instructed on the proxy card, the proxy holders intend to vote for the election of Earl D. Holton, David D. Hunting, Jr., Frank H. Merlotti, and Peter M. Wege II. The Board believes that, if elected, each nominee will be able and willing to serve. However, if any nominee should be unable or unwilling to serve as a director, the Board may select a substitute nominee and, in that event, the proxy will be voted for the person so selected.

  Under the Company's bylaws, as recently amended, no Director can stand for election to the Board after attaining the age of 75. Information concerning each of the nominees, as well as each of the Directors continuing in office, is set forth on the following pages.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR THE TERM EXPIRING IN 2002

EARL D. HOLTON...............  Mr. Holton has served as Chairman of the Board
 Director since 1998.           of the Company since March 1999. He has also
                                held a variety of positions with Meijer, Inc., a Grand Rapids, Michigan based operator of food and general merchandise centers. Most recently, Mr. Holton served as President from 1980 until his retirement in January 1999. Mr.
                                Holton currently serves as Vice Chairman and member of the Meijer Inc. Board of Directors.
                                Mr. Holton is also a director of CMS Energy
                                Corporation. Age 65.

DAVID D. HUNTING, JR.........  After joining the Company in 1948, Mr. Hunting
 Director since 1960.           held various positions, including Executive
                                Vice President, Subsidiaries, from 1981 until his retirement in 1989. Age 72.

FRANK H. MERLOTTI............  After joining the Company in 1961, Mr. Merlotti
 Director since 1973.           held various positions, including President
                                and Chief Operating Officer of the Company from 1980 and Chief Executive Officer from
                                1988, in each case until his retirement in 1991. Mr. Merlotti also served as President and Chief Executive Officer of the Company on an interim basis for part of 1994. Age 72.

PETER M. WEGE II.............  Mr. Wege has been President of Greylock, Inc.,
 Director since 1979.           a venture capital firm, since 1990. From 1981
                                to 1989, he held various positions at the Company, including President of Steelcase
                                Canada Ltd. Age 50.

                         DIRECTORS CONTINUING IN OFFICE

CLASS II DIRECTORS FOR THE TERM EXPIRING IN 2000

DAVID BING...................  Mr. Bing has been Chairman of the Board of The
 Director since 1998.           Bing Group, a Detroit, Michigan based steel
                                service center since 1986. Mr. Bing also serves on the Board of Directors of DTE Energy
                                Company and Lear Corporation. Age 55.

WILLIAM P. CRAWFORD..........  Mr. Crawford has been President and Chief
 Director since 1979.           Executive Officer, Steelcase Design
                                Partnership since 1991. Mr. Crawford also serves on the Board of Directors of Old Kent
                                Financial Corporation. Age 56.

ROBERT C. PEW III............  Since 1995, Mr. Pew has been the owner of Cane
 Director since 1987.           Creek Farm. From 1974 to 1984 and from 1988 to
                                1994, Mr. Pew held various positions at the Company, including President of Steelcase
                                North America and Executive Vice President,
                                Operations. Age 48.

PETER M. WEGE................
 Director since 1948.          Since joining the Company in 1947, Mr. Wege has
                                held various positions with the Company, including Secretary from 1961 to 1985 and Vice Chairman of the Board since 1985. Age 79.

CLASS III DIRECTORS FOR THE TERM EXPIRING IN 2001

JAMES P. HACKETT.............  Mr. Hackett has been President and Chief
 Director since 1994.           Executive Officer of the Company since 1994.
                                Mr. Hackett also serves on the Board of
                                Directors of Old Kent Financial Corporation.
                                Age 44.

ROBERT C. PEW II.............  From 1952 to 1999, Mr. Pew held various
 Director since 1960.           positions at the Company, including President
                                from 1966 to 1979, Chief Executive Officer from 1966 to 1989, and Chairman of the Board from 1974 to 1999. Age 75.

P. CRAIG WELCH, JR...........  From 1967 to 1987, Mr. Welch held various
 Director since 1979.           positions at the Company, including Director
                                of Information Services and Director of
                                Production Inventory Control. Since leaving the Company, Mr. Welch has been a venture capitalist. Age 54.

  Mr. Robert C. Pew II is the father of Robert C. Pew III and the uncle of William P. Crawford and P. Craig Welch, Jr. Additionally, Messrs. Pew III, Crawford and Welch are first cousins. Mr. Peter M. Wege is the father of Peter
M. Wege II.

                     THE BOARD RECOMMENDS THE ELECTION OF

EARL D. HOLTON, DAVID D. HUNTING, JR., FRANK H. MERLOTTI, AND PETER M. WEGE II

          INFORMATION CONCERNING MEETINGS OF THE BOARD OF DIRECTORS,
                  BOARD COMMITTEES AND DIRECTOR COMPENSATION

  The Board held four meetings during the fiscal year ended February 26, 1999 ("Fiscal 1999"). All Directors attended 75% or more of the aggregate number of meetings of the Board and meetings of committees on which they served during the year.

  The Audit Committee reviews the internal accounting procedures of the Company, reviews the scope and cost of audits, considers the comments made by the auditors with respect to accounting procedures and internal controls and responses given thereto by management and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Committee, which held 3 meetings during Fiscal 1999, consists of David D. Hunting, Jr. (Chairman), Earl D. Holton and David Bing.

  The Compensation Committee makes general policy and administrative decisions relating to compensation and benefits for the Company's employees and directors and recommends the compensation of the President/Chief Executive Officer. The Committee, which held three meetings during Fiscal 1999, consists of Frank H. Merlotti (Chairman), Robert C. Pew II, James P. Hackett, Robert C. Pew III, Peter M. Wege II and P. Craig Welch, Jr.

  The Executive Committee exercises all the powers of the Board when required in the management of the business affairs and property of the Company during intervals between regular meetings of the Board. The Committee, which had one meeting during Fiscal 1999, consists of Frank H. Merlotti (Chairman), Robert
C. Pew II, James P. Hackett, Robert C. Pew III and Peter M. Wege II.

  Directors who are not compensated as employees of the Company receive an annual retainer fee in the amount of $25,000, as well as additional payments of $2,000 for each Board meeting attended and $1,000 for each Committee meeting attended, except that the Chairman of each committee receives $1,500 for each committee meeting attended. In Fiscal 1999, the Chairman of the Board received an aggregate annual fee in the amount of $50,000. In Fiscal 2000, the Chairman of the Board will receive an aggregate annual fee in the amount of $70,000. Directors who are compensated as employees of the Company receive no additional compensation for services rendered as a director. The Company also reimburses each Director for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

  All Directors are eligible to participate under the Steelcase Inc. Incentive Compensation Plan. The Company also provides healthcare coverage to the Directors under the Steelcase Inc. Restated Employee Benefit Plan. In addition, Robert C. Pew II, David D. Hunting, Jr., Frank H. Merlotti and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements in effect at the time of their cessation of active employment with the Company.

                         BENEFICIAL SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

  The following table sets forth information as to the beneficial ownership of the Company's Common Stock, as of May 10, 1999, by the directors of the Company, the executive officers of the Company named in the Summary Compensation Table on page 7 and all directors and executive officers of the Company as a group.

                                       CLASS A COMMON STOCK(1)          CLASS B COMMON STOCK(1)
                                   -------------------------------- --------------------------------
                                    AMOUNT AND NATURE OF   PERCENT   AMOUNT AND NATURE OF   PERCENT
NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP(2) OF CLASS BENEFICIAL OWNERSHIP(2) OF CLASS
------------------------           ----------------------- -------- ----------------------- --------
David Bing.......................                0             *                   0             *
William P. Crawford(3)...........           29,010             *          10,244,693           7.9
James P. Hackett(4)..............           42,210             *              81,900             *
Earl D. Holton...................            5,500             *                   0             *
David D. Hunting, Jr.(5).........                0             *           3,526,173           2.7
Frank H. Merlotti(6).............           33,433             *               5,428             *
Robert C. Pew II(7)..............                0             *          19,012,113          14.7
Robert C. Pew III(8).............           10,000             *           1,993,112           1.5
Peter M. Wege(9).................          225,500             *          29,152,036          22.5
Peter M. Wege II(10).............                0             *           1,686,267           1.3
P. Craig Welch, Jr.(11)..........            5,000             *           5,281,625           4.1
Robert A. Ballard(12)............           23,110             *              56,000             *
Alwyn Rougier-Chapman(13)........           10,236             *              80,571             *
James R. Stelter(14).............           22,410             *              21,000             *
Directors and Executive
 Officers as a Group (18 persons)
 (15)............................          423,349           1.8          71,161,918          54.9

--------
* Less than 1%
 (1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Permitted Transferee (as defined in the Company's Second Restated Articles of Incorporation). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.
 (2) Pursuant to Securities and Exchange Commission ("SEC") regulations, shares are deemed to be beneficially owned by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including the right to acquire through exercise of any option, warrant or right, whether or not such person has any pecuniary interest in such shares.
 (3) Includes (a) 8,500 shares subject to issuance pursuant to options which are exercisable within 60 days, (b) 9,174,208 shares held by trusts of which Mr. Crawford serves as a co-trustee, (c) 51,957 shares held by a trust of which Mr. Crawford's wife serves as co-trustee, (d) 46,431 shares held by a trust of which Mr. Crawford's wife serves as the sole trustee, (e) 58,534 shares held by Mr. Crawford's wife and (f) 86,315 shares held by trusts of which Mr. Crawford serves as the sole trustee.
 (4) Includes (a) 86,900 shares are held by a trust of which Mr. Hackett serves as trustee and (b) 30,000 shares subject to issuance pursuant to stock options which are exercisable within 60 days.

 (5) Includes (a) 1,314,102 shares held by retained annuity trusts for the benefit of Mr. Hunting, of which Mr. Hunting serves as trustee, (b) 1,313,702 shares held by retained annuity trusts for the benefit of Mr. Hunting's wife, of which Mr. Hunting serves as sole trustee, (c) 449,372 shares held by a trust of which Mr. Hunting serves as a co-trustee and has the right to revoke within 60 days and (d) 448,997 shares held by a trust of which Mr. Hunting's wife serves as trustee and has the right to revoke within 60 days.
 (6) Includes (a) 5,428 shares held by a trust of which Mr. Merlotti's spouse serves as trustee and has the right to revoke within 60 days and (b) 33,333 shares subject to issuance pursuant to options which are exercisable within 60 days.
 (7) Includes (a) 10,088,269 shares held by various trusts of which Mr. Pew serves as a co-trustee, (b) 3,556,885 shares held by a trust of which shares Mr. Pew has the sole power to vote and Mr. Pew's wife has the power to block sales, (c) 4,554,372 shares held by a trust that Mr. Pew's wife has the right to revoke within 60 days and (d) 812,587 shares held by a trust that Mr. Pew has the right to revoke within 60 days.
 (8) Includes (a) 193,871 shares held by Mr. Pew's wife, (b) 195,685 shares held by trusts of which Mr. Pew serves as co-trustee, (c) 8,000 shares held by a trust for which Mr. Pew serves as trustee, (d) 114,171 shares held in accounts for the benefit of Mr. Pew's family members for which Mr. Pew has sole voting and investment power and (e) 834,400 shares held by a charitable foundation of which Mr. Pew has sole voting and investment power.
 (9) Includes (a) 20,050,323 shares held by a trust of which shares Mr. Wege has the power to block sales, (b) 560,128 shares held by the Wege Foundation, of which Mr. Wege serves as one of six trustees and has the power to appoint the other trustees, (c) 8,762,785 shares held by a trust of which Mr. Wege serves as a co-trustee and has a right to revoke within 60 days and (d) 4,300 shares held by a trust of which Mr. Wege serves as the sole trustee.
(10) Includes (a) 367,714 shares held by trusts of which Mr. Wege serves as the sole trustee, (b) 440,784 shares held by trusts of which Mr. Wege's wife serves as the sole trustee, (c) 96,600 shares held by a trust of which Mr. Wege's wife serves as co-trustee and (d) 781,169 shares held by a limited partnership of which the managing general partner is a trust that Mr. Wege has the right to revoke within 60 days. Excludes 560,128 shares held by The Wege Foundation, of which Mr. Wege serves as one of six trustees, of which shares Mr. Wege disclaims beneficial ownership.
(11) Includes (a) 59,917 shares held by a trust which Mr. Welch has the right to revoke within 60 days, (b) 112,000 shares held by trusts of which Mr. Welch serves as the sole trustee, (c) 84,870 shares held by Mr. Welch's wife, (d) 5,000 shares held jointly by Mr. Welch and his wife, (e) 3,760,976 shares held by various trusts of which Mr. Welch serves as co-trustee, (f) 170,975 shares held by various trusts, of which Mr. Welch's wife serves as trustee, (g) 100,287 shares held by various trusts of which Mr. Welch's wife serves as co-trustee and (h) 834,400 shares held by JCT Foundation, of which Mr. Welch is President and Principal Manager.
(12) Includes 15,000 shares subject to issuance pursuant to options which are exercisable within 60 days.
(13) Includes (a) 9,500 shares subject to issuance pursuant to stock options which are exercisable within 60 days and (b) 21,166 shares held by Mr. Rougier-Chapman's wife.
(14) Includes 8,000 shares subject to issuance pursuant to stock options which are exercisable within 60 days.
(15) Includes (a) the shares described in notes (3) through (14) (to the extent included in the shares deemed to be beneficially owned by the relevant directors and executive officers), (b) 14,700 shares held by a trust which one of the Executive Officers has the right to revoke within 60 days, (c) 6,300 shares held by trusts of which the wife of one of the Executive Officers is a trustee and (d) 16,500 shares subject to issuance pursuant to stock options which are exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of either class of the Company's outstanding shares of Common Stock, as disclosed in reports received to date regarding such ownership filed by such persons with the Company and with the SEC in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Other than those persons listed below and certain of the Company's directors (as disclosed above under "Security Ownership of Management and Directors"), the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of May 10, 1999.

                              CLASS A COMMON STOCK(1)            CLASS B COMMON STOCK
                          -------------------------------- --------------------------------
                           AMOUNT AND NATURE OF   PERCENT   AMOUNT AND NATURE OF   PERCENT
NAME OF BENEFICIAL OWNER  BENEFICIAL OWNERSHIP(2) OF CLASS BENEFICIAL OWNERSHIP(2) OF CLASS
------------------------  ----------------------- -------- ----------------------- --------
Old Kent Financial                130,308             *          59,670,998          46.0%
 Corporation and Old
 Kent Bank, as trustee,
 custodian or agent(3)..
 One Vandenburg Center
 Grand Rapids, MI 49503
Charles C. Lundstrom, as                0             *          20,050,323          15.5
 co-trustee of Peter
 Martin Wege Trust(4)...
 45 Concho Circle
 Sedona, AZ 86351
Allen I. Hunting,                       0             *           8,441,404           6.5
 Jr.(5).................
 2820 Pioneer Club Rd.
 Grand Rapids, MI 49506

--------
(1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Permitted Transferee (as defined in the Company's Second Restated Articles of Incorporation). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right. If, however, the number of shares of Class A Common Stock beneficially owned by each shareholder was calculated to account for the conversion of the shares of Class B Common Stock held by such shareholder, the following shareholders would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock outstanding listed after their names as follows: Mary W. Corl:4,864,635 shares, 17.0%; William W. Idema: 3,823,990 shares, 13.8%; Kate P. Wolters: 2,128,385 shares, 8.2%; James C. Welch: 4,533,341 shares, 16.0%; Catherine H.
    Osborne: 2,035,742 shares, 7.9%; Anne Hunting: 5,158,883 shares, 17.8%;
    James F. Hunting: 5,538,026 shares, 19.3%; Helen J. Hunting: 4,476,491 shares, 15.8%; James T. Osborne: 1,574,468 shares, 6.2%; Allen I. Hunting,
    Sr.: 4,476,491 shares, 15.8%; ABJ Investments Limited Partnership:
    4,476,491 shares, 15.8%; and Olive Shores, Inc.: 4,476,491 shares, 15.8%.
(2) Pursuant to SEC regulations, shares are deemed to be beneficially owned by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right, whether or not such person has any pecuniary interest in such shares.
(3) Includes (a) 21,006,116 shares that Old Kent Financial Corporation and Old Kent Bank share with others the power to vote and (b) 19,553,874 shares that Old Kent Financial Corporation and Old Kent Bank share with others the power to dispose.
(4) Peter M. Wege, Vice Chairman of the Board and a director of the Company, shares investment authority with respect to the Peter Martin Wege Trust.
(5) Includes 7,813,033 shares that Allen I. Hunting, Jr. shares with others the power to vote and the power to dispose.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation for Fiscal 1999, 1998 and 1997 paid or awarded to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                         ANNUAL COMPENSATION              COMPENSATION
                                 ------------------------------------ ---------------------
                                                                        AWARDS    PAYOUTS
                                                                      ---------- ----------
                                                                      SECURITIES LONG-TERM
NAME AND PRINCIPAL        FISCAL                       OTHER ANNUAL   UNDERLYING INCENTIVE     ALL OTHER
POSITION                   YEAR  SALARY(1)  BONUS(2)  COMPENSATION(3) OPTIONS(4) PAYOUTS(5) COMPENSATION(6)
------------------        ------ --------- ---------- --------------- ---------- ---------- ---------------
James P. Hackett........   1999  $700,000  $  864,500    $222,514                $1,332,420     $40,000
 President and Chief       1998  $603,894  $1,255,218    $ 88,460      300,100   $  614,304     $20,000
 Executive Officer         1997  $561,538  $  626,999    $ 26,539                $  241,267     $18,750

Robert A. Ballard.......   1999  $465,231  $  530,316    $ 89,506                $  535,963     $38,530
 Executive Vice            1998  $403,115  $  726,971    $ 29,291      150,100   $  203,406     $20,000
 President                 1997  $333,884  $  296,433    $  7,811                $   71,007     $18,750
 Business Operations

Alwyn Rougier-Chapman...   1999  $296,769  $  253,722    $ 51,820                $  310,297     $40,000
 Senior Vice President--   1998  $269,961  $  382,520    $ 21,877       95,100   $  151,921     $20,000
 Finance, Chief            1997  $252,211  $  173,116    $  7,303                $   66,392     $18,750
 Financial Officer and
 Treasurer

James R. Stelter........   1999  $289,231  $  245,365    $ 36,637                $  219,383     $40,000
 Senior Vice President     1998  $227,923  $  291,839    $ 12,589       80,100   $   87,422     $20,000
 Sales, Marketing and      1997  $212,538  $  146,024    $  3,327                $   30,247     $18,750
 Dealer Alliances

William P. Crawford.....   1999  $256,346  $  194,810    $ 42,372                $  253,726     $40,000
 President and Chief       1998  $244,952  $  313,873    $ 17,161       85,000   $  119,175     $20,000
 Executive Officer         1997  $225,077  $  154,479    $  6,069                $   55,176     $18,750
 Steelcase Design
 Partnership

--------
(1) Includes withholding amounts under the Company's 401(k) Plan and any deferred compensation under the applicable deferred compensation agreement of the Named Executive Officer.
(2) Represents amounts paid from the annual component of the Company's Management Incentive Plan ("MIP"). See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive". This amount also includes $280 for Fiscal 1998, which was the value of 10 shares of Class A Common Stock granted to each of the Named Executive Officers, and other eligible employees, in connection with the initial public offering of the Company's stock (the "IPO").
(3) Represents earnings for the fiscal year on the long-term amounts paid from the MIP, based on the Company's annual return on equity. See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive".
(4) Represents the number of options granted in Fiscal 1998 under the Incentive Compensation Plan and Purchase Plan in connection with the IPO. Under the Purchase Plan, each eligible participant was given the right to purchase up to 100 shares of Class A Common Stock at $23.80 which was 85% of the initial public offering price used in the IPO. Beneficial owners of 5% or more of the Company's Stock, including Mr. Crawford, were not eligible participants under the Purchase Plan.
(5) Represents amounts actually paid from the long-term component of the MIP. See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive".

(6) Includes amounts contributed under the Steelcase Inc. Restoration Retirement Plan, which became effective March 1, 1998. See "Restoration Retirement Plan." Also includes contribution amounts made by the Company to the Profit-Sharing and the Money Purchase defined contribution plans. The Board declares contributions to the plans at the end of each fiscal year. The rate of contribution to Profit-Sharing for each of the fiscal years 1999, 1998 and 1997 was 7.5% of eligible compensation. A 5% contribution to the Money Purchase plan is required to be made by the Company each fiscal year. Pursuant to the Company's 401(k) plan, employees may make non-matching contributions. Contributions to the Named Executive Officers were limited as required under the Internal Revenue Code of 1986, as amended, and its regulations. Account balances are invested in a trust managed by a trustee until finally distributed. Under the Profit-Sharing and Money Purchase plans, there is a scaled vesting schedule beginning with 20% after three years and full vesting after seven years. All of the Named Executive Officers are 100% vested. A participant is also 100% vested after attaining the earlier of normal retirement or termination of employment due to death or total disability.

OPTIONS

  There were no options granted to the Named Executive Officers during Fiscal 1999. The following table provides information concerning option exercises during Fiscal 1999 by each of the Named Executive Officers and the value of their unexercised options at February 26, 1999.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN
                                                      OPTIONS AT           THE MONEY OPTIONS AT
                                                   FEBRUARY 26, 1999       FEBRUARY 26, 1999(1)
                            SHARES             ------------------------- -------------------------
NAME AND PRINCIPAL        ACQUIRED ON  VALUE
POSITION                   EXERCISE   RECEIVED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------        ----------- -------- ----------- ------------- ----------- -------------
James P. Hackett .......        0       $ 0      30,000       270,000        $ 0          $ 0
 President and Chief
 Executive Officer

Robert A. Ballard.......        0       $ 0      15,000       135,000        $ 0          $ 0
 Executive Vice
 President, Business
 Operations

Alwyn Rougier-Chapman...        0       $ 0       9,500        85,500        $ 0          $ 0
 Senior Vice President--
 Finance, Chief
 Financial Officer and
 Treasurer

James R. Stelter........        0       $ 0       8,000        72,000        $ 0          $ 0
 Senior Vice President,
 Sales, Marketing and
 Dealer Alliances

William P. Crawford.....        0       $ 0       8,500        76,500        $ 0          $ 0
 President and Chief
 Executive Officer
 Steelcase Design
 Partnership

--------
(1) As of the end of Fiscal 1999, the market value of the Steelcase Inc. Class A Common Stock was less than the $28 per share exercise price.

LONG-TERM INCENTIVE PLAN--AWARDS

  The following table sets forth long-term compensation amounts earned by the Named Executive Officers for Fiscal 1999.

                LONG-TERM INCENTIVE PLAN--AWARDS IN FISCAL 1999

                                                         PERFORMANCE ESTIMATED
                                                           PERIOD      FUTURE
                                                            UNTIL     TARGETED
        NAME                                             MATURATION  PAYOUTS(1)
        ----                                             ----------- ----------
James P. Hackett........................................   3 years   $1,463,000
Robert A. Ballard.......................................   3 years   $  788,797
Alwyn Rougier-Chapman...................................   3 years   $  338,296
James R. Stelter........................................   3 years   $  327,321
William P. Crawford.....................................   3 years   $  267,864

--------
(1) This amount represents the long-term component of compensation earned under the MIP. See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive."

SUPPLEMENTAL PLAN

  The Named Executive Officers are covered by the Steelcase Inc. 1994 Executive Supplemental Retirement Plan (the "Supplemental Plan"). This is an unfunded plan under which benefits are to be paid directly by the Company to officers of the Company who are designated from time to time by the Compensation Committee to be plan participants. Benefits under the plan are payable following retirement at age 65, or early retirement age when the age plus years of service equal 80, or upon death of the participant. Benefits are payable to the participant or the participant's surviving spouse. The amount of the benefit includes the sum of (i) five annual payments equal to 70% of the average base salary for the three consecutive calendar years prior to retirement or death multiplied by the participant's vested percentage, and
(ii) 15 annual payments equal to $50,000 multiplied by the participant's vested percentage. A participant's vested percentage is 20% after three completed years of service while a participant and increases by 20% annually until full vesting after seven completed years of service while a participant. Benefits normally commence on the March 1 following the participant attaining age 65 or death of the participant. In the event of early retirement and with the approval of the Compensation Committee, the participant may elect to receive earlier benefits in lower annual amounts and ending on the date that the final payment would have been made had no earlier benefits been elected.

  Rights to receive benefits under the plan are forfeited upon the occurrence of (i) termination of employment prior to reaching normal or early retirement,
(ii) termination for cause, (iii) death of the participant without a surviving spouse or the death of the participant's surviving spouse following the death of the participant, and (iv) without the consent of the Board, a participant's employment or performance of services for a competitor of the Company, its subsidiaries or affiliates.

  The following table sets forth the estimated annual income benefits payable upon satisfaction of Supplemental Plan requirements to each of the Named Executive Officers, or his surviving spouse, during the five-year period following the commencement of payments under the Supplemental Plan, assuming that no early payment election is made:

                 EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN TABLE

                                 YEARS OF PARTICIPATION(1)
FINAL AVERAGE     -----------------------------------------------------------------------
 BASE SALARY                                                                    7 OR
  (3 YEARS)          3              4              5              6             MORE
-------------     --------       --------       --------       --------         ----
$700,000          $108,000       $216,000       $324,000       $432,000       $540,000
 650,000           101,000        202,000        303,000        404,000        505,000
 600,000            94,000        188,000        282,000        376,000        470,000
 550,000            87,000        174,000        261,000        348,000        435,000
 500,000            80,000        160,000        240,000        320,000        400,000
 450,000            73,000        146,000        219,000        292,000        365,000
 400,000            66,000        132,000        198,000        264,000        330,000
 350,000            59,000        118,000        177,000        236,000        295,000
 300,000            52,000        104,000        156,000        208,000        260,000
 250,000            45,000         90,000        135,000        180,000        225,000
 200,000            38,000         76,000        114,000        152,000        190,000

--------
(1) These amounts are not subject to any deduction for Social Security or other offsetting amounts.

  For years six through 15, payments to each Named Executive Officer, or his surviving spouse, will equal $50,000 for those with seven years of participation, $40,000 for those with six years, $30,000 for those with five years, $20,000 for those with four years and $10,000 for those with three years. Early retirement, if approved, results in reduced annual payments.

  As of the date of this Proxy Statement, the completed years of service while a participant under the Supplemental Plan for each of the Named Executive Officers are as follows: James P. Hackett 8, Robert A. Ballard 13, Alwyn Rougier-Chapman 16, James R. Stelter 4, and William P. Crawford 10.

RESTORATION RETIREMENT PLAN

  Each Named Executive Officer (the "Executive") is a participant in the Steelcase Inc. Restoration Retirement Plan (the "Restoration Plan") effective March 1, 1998. The Restoration Plan is an unfunded defined contribution plan that is intended to restore retirement benefits which would otherwise be paid under the Steelcase Inc. Employees' Profit Sharing Retirement Plan and the Steelcase Inc. Employees' Money Purchase Plan, but are lost as a result of the limitations on eligible compensation under Internal Revenue Code Section 401(a)(17).

  Each MIP participant for the full year, including each Executive, is an eligible participant under the Restoration Plan. Each year, contributions to an Executive's account are made at the same combined rate of contribution for the plan year used in determining benefits under the Steelcase Inc. Employees' Profit Sharing Retirement Plan and Steelcase Inc. Employees' Money Purchase Plan. The eligible compensation for purposes of determining the contribution amount to this plan is the amount of base salary and annual bonus under MIP that exceeds the limit under the Internal Revenue Code Section 401(a)(17), but not in excess of twice the limit. The Executive's account balance is credited each plan year with earnings equal to the rate of return on investments to the Executive's credit under the Steelcase Inc. Profit Sharing and Money Purchase Plans for that same plan year.

  Benefits are payable from the Restoration Plan after termination of employment subject to a vesting schedule. The vesting schedule is 20% after three years of service and an additional 20% for each additional year of service with 100% after seven years. Each of the Executives has more than 7 years of credited service and, thus, is 100% vested. Benefits are payable in lump sum or in annual installments over four years. Benefits are forfeited if the Executive is terminated for cause as determined by the Compensation Committee, or if the Executive directly or indirectly engages in competitive activity with Steelcase or any division, subsidiary or affiliate of Steelcase, without prior approval of the Company's Board of Directors.

DEFERRED COMPENSATION AGREEMENTS

  Each Executive, with the exception of Mr. Stelter, has entered into one or more deferred compensation agreements with the Company. If the Executive completes the deferrals and lives until age 70, the Company will make corresponding annual payments to the Executive for 15 years commencing in the month of March after the Executive's 70th birthday. If the Executive dies before reaching age 70, the Company will make the above payments, in the same manner and over the same time period, to the beneficiary designated by the Executive. If an Executive is discharged for cause, an amount equal to the compensation actually deferred, if any, will be paid to the Executive, without interest, in five equal annual payments commencing after the discharge. Entitlement to payments under the agreements is subject to a scaled vesting requirement during the five years following the completed deferral period.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Hackett, President and Chief Executive Officer of the Company, is a member of the Compensation Committee. Other members of the Compensation Committee who previously served as officers of the Company are Robert C. Pew II, Robert C. Pew III, Peter M. Wege II and Frank H. Merlotti.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

  The Compensation Committee (the "Committee") has developed an executive compensation philosophy that is intended to:

  . Attract and retain highly qualified, experienced and motivated executives needed for the success of the Company;

  . Provide for a total pay package to be competitive with a comparable group of global industrial companies that are of similar size to the Company;

  . Reward executives based on the profitability and growth of the Company;
    and

  . Align executives' interests with the interests of the shareholders for the long-term success of the Company.

  The Company values the contributions of all employees and shares rewards through broad-based incentive arrangements to motivate teamwork for Company success. Incentive opportunity is based on profitability for all employees and, consistent with market practice, represents a larger percentage of total pay at higher levels in the organization.

  The Company also believes in equity across the regular employment groups and therefore limits differences in benefit arrangements. A financially secure retirement for career employees is a key benefit objective which is possible only through Company success.

  On an annual basis, the Committee reviews the levels of executive base salaries, annual and long-term incentives and benefits. The Committee also reviews and approves any proposed changes to compensation philosophy.

  As a result of the IPO, the Company qualifies for a three year exemption from the Internal Revenue Code Section 162(m) requirement for full deductibility of pay over $1 million. Accordingly, all pay opportunities currently provided by the Company should qualify for full deductibility. The Committee will continue to monitor the requirements for compliance with Internal Revenue Code Section 162(m) as the end of the exemption period approaches.

BASE SALARY

  Base salaries are set in a context of total direct pay (base plus annual incentive) such that total direct pay is targeted at the midpoint of market levels of the comparable group. Annual salary comparisons are made through position matching against data from the comparable group and supplemented with other survey sources as necessary. All comparison data is regressed to the Company's size whenever possible.

  The base salary of Mr. James P. Hackett, the Company's President and Chief Executive Officer, has been determined by the Committee, and recommended by the Committee for approval by the full Board of Directors. The factors considered by the Committee in determining his base salary included market data from comparable companies, the financial performance and growth of the Company as well as Mr. Hackett's leadership and establishment and implementation of strategic direction of the Company. Base salaries of the four other Named Executive Officers have been determined by Mr. Hackett based on his assessment of individual performance and market data from comparable companies. In determining compensation for Mr. Hackett or any of the other Named Executive Officers, no particular weight was given to any individual factor.

ANNUAL AND LONG-TERM INCENTIVE

  The Company's MIP creates annual and long-term incentive opportunities for the Named Executive Officers and other key management employees. The amount of both annual and long-term bonus payments under the MIP are determined on the basis of the Company's actual performance compared to the Company's targeted performance as measured by economic value added ("EVA"). EVA is a profit measurement that reflects all the costs of operating the Company as a business, including the cost of capital.

  At the beginning of each fiscal year, the Committee establishes target incentives in the form of target percentages of base salary for annual and long-term bonus payments. The Committee exercises discretion in establishing these target percentages considering factors such as the midpoint of market data for such incentives, the Company's historical and projected performance, and the executive's tenure and individual performance. Actual incentive percentage and the related incentive pay will be higher or lower than these targets depending on the actual performance of the Company as measured by EVA. At the end of a fiscal year, actual EVA performance is calculated and compared to EVA targets. A bonus multiple is derived based two-thirds on the growth in EVA and one-third on absolute EVA results. The bonus multiple is multiplied by an employee's target annual and long-term incentive percentages to arrive at the employee's actual incentive percentages. The actual incentive percentages are multiplied by the base pay to determine an employee's annual and long-term incentive payments for the fiscal year. For Fiscal 1999, EVA performance exceeded targeted levels, and, therefore, annual and long-term incentive payments exceeded targeted amounts.

  The annual incentives are paid in cash after the end of the fiscal year. The long-term incentive is paid in cash over three years in substantially equal payments beginning after the end of the year following the year in which it is earned. The unpaid portion of the long-term amount is adjusted at the end of each year based on the Company's return on equity for that year. Return on equity for purposes of this plan is calculated by dividing fiscal year net income plus or minus other comprehensive income of the Company by beginning shareholders' equity. There is no maximum payment under the MIP. Currently, Mr. Hackett has a target annual incentive percentage of 65% and a target long-term incentive percentage of 110%, which incentive percentages are the maximum permitted under the MIP.

  In the future, the intent is to reduce the long-term cash component of MIP by up to 50% and replace it with stock option grants.

STOCK OPTIONS

  There were no stock options granted in Fiscal 1999 to the Named Executive Officers due to the grants made on February 18, 1998 in connection with the IPO. The future philosophy of long-term incentives is to create a greater emphasis on aligning the interests of management with the shareholders. The intent is to provide stock options to the Named Executive Officers each year as part of their long-term compensation component.

BENEFITS

  Effective March 1, 1998, the Company adopted the Steelcase Inc. Restoration Retirement Plan (the "Plan"). The Plan is an unfunded defined contribution plan that is intended to restore retirement benefits which would otherwise be paid under the Steelcase Inc. Employees' Profit Sharing Retirement Plan and the Steelcase Inc. Employees' Money Purchase Plan, but are lost as a result of the limitations on eligible compensation under Internal Revenue Code Section 401(a)(17). Each of the Named Executive Officers is a participant in the Plan.

                                          THE COMPENSATION COMMITTEE

                                          Frank H. Merlotti (Chairman)
                                          Robert C. Pew II
                                          James P. Hackett
                                          Robert C. Pew III
                                          Peter M. Wege II
                                          P. Craig Welch

                               PERFORMANCE GRAPH

  The following line graph compares (i) the cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, if any, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company's Class A Common Stock, with (ii) the cumulative total return of the Standard & Poor's 500 Stock Index and with (iii) the cumulative total return of an industry peer group (the "Peer Group") for the period commencing on February 17, 1998, the effective date of the Company's IPO, and ending on February 26, 1999. The Peer Group consists of Herman Miller, Inc., Knoll, Inc., and Hon Industries Inc., each of which is engaged in the manufacture of office furniture and believed by the Company to have similar industry characteristics as the Company.

                             [GRAPH APPEARS HERE]

                                                         2/17/98 2/27/98 2/26/99
                                                         ------- ------- -------
Steelcase Inc........................................... 100.00  129.46   55.58
Standard & Poor's 500 Stock Index....................... 100.00  103.49  121.78
Peer Group Index........................................ 100.00   99.50   60.14

                                 OTHER MATTERS

VOTING

  Michigan law and the Company's By-laws require the presence of a quorum for the Meeting, defined here as the holders of a majority of the voting power entitled to vote, present in person or represented by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

  Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholders' approval. The director nominees must receive a plurality of the votes cast at the Meeting; therefore, abstentions will not affect the election of directors.

  Under the rules of the New York Stock Exchange ("NYSE"), brokers who hold shares on behalf of their customers (shares held in street name), have the authority to vote on certain items when they have not received instructions from beneficial owners. However, brokers are not authorized to vote on "non-routine" matters if they do not receive instructions from beneficial owners ("Broker Non-votes"). Under NYSE rules, all the matters presently before the meeting are "routine" matters. Therefore, brokers holding shares in street name for their customers may vote, in their discretion, on behalf of any customer who does not furnish voting instructions. If a "non-routine" matter comes before the meeting, Broker Non-votes will not be treated as votes cast in determining the outcome of the vote.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from February 28, 1998 through February 26, 1999, its directors, officers and 10% beneficial owners complied with all applicable filing requirements; except that (a) an initial report of ownership was filed late by each of the William Idema Trust dated 8/12/47; the Walter D. Idema Grandchild Trust fbo Mary Welch Corl dated 12/17/65; the Walter D. Idema Grandchild Trust fbo P. Craig Welch dated 12/17/65; the Walter
D. Idema Grandchild Trust fbo James Welch dated 12/17/65; the Kate I. Bryant Marital Trust; the Mary Idema Pew Intangibles Trust dated 12/31/98; and the Mary Idema Pew Revocable Trust dated 11/2/77; and (b) one report covering two transactions was filed late by the Walter Idema Trust dated 8/12/47, and one report covering two transactions was filed late by the Peter Martin Wege Trust. In each such case, the reports were filed late because the shareholders had not accounted for the conversion feature of the shares of Class B Common Stock that they held in determining whether or not they were the beneficial owners of more than 10% of the outstanding shares of Class A Common Stock of the Company.

COST OF SOLICITATION OF PROXIES

  The cost of soliciting Proxies will be borne by the Company and the solicitation will be made by use of the mails, personally or by telephone or telegraph by officers, directors and regular employees of the Company and its subsidiaries who will not be additionally compensated therefor. The firm of Corporate Investors Communications, Inc. has been retained to assist with the solicitation of broker and nominee Proxies at a cost of approximately $4,000.00. The Company will also reimburse banks, brokers, nominees and other fiduciaries who have been requested to forward the Proxy material for reasonable expenses incurred by them in forwarding such material to the beneficial owners of the Company's Class A Common Stock.

INDEPENDENT AUDITORS

  The Company has been advised that representatives of BDO Seidman, LLP, the Company's independent auditors in Fiscal 1999, will attend the Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

  Shareholder proposals to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company, at 901 44th Street S.E., Grand Rapids, Michigan 49508, no later than January 20, 2000.

                                          By Order of the Board of Directors

                                          Jon D. Botsford
                                          Vice President, General Counsel and
                                           Secretary

Grand Rapids, Michigan
May 19, 1999

STEELCASE INC.

c/o EquiServe
P.O. Box 8040
Boston, MA  02266-8040



Dear Shareholder:

Please take note of the important information enclosed with this Proxy. The Annual Meeting of Shareholders will be held on Wednesday, June 23, 1999, at 10:00 A.M. Eastern Daylight Time at the Grand Center, DeVos Hall, 245 Monroe N.W., Grand Rapids, Michigan.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Steelcase Inc.

                                  Detach Here

[X] Please mark
    votes as in
    this example.

    1. Election of Directors
                     Earl D. Holton, David D. Hunting, Jr.,
       Nominees:     Frank H. Merlotti and Peter M. Wege II

                       FOR                WITHHELD
                       [ ]                  [ ]

[ ]________________________________________________
       For all nominees except as noted above

                               MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]
                               MARK HERE FOR ADDRESS CHANGE AND NOTE       [ ]
                               NEW ADDRESS AT LEFT

                               Please sign exactly as your name appears hereon, including any official position or representative capacity.

Signature:______________ Date:___________ Signature:______________ Date ________

                                  DETACH HERE

                                     PROXY

                                STEELCASE INC.

                              901 44th Street SE
                            Grand Rapids, MI 49508

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS

        The undersigned appoints Robert C. Pew II, Earl D. Holton, and James P. Hackett, individually and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of STEELCASE INC. held by the undersigned at the Annual Meeting of Shareholders to be held on June 23, 1999, or any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). If no contrary direction is made, the proxy will be voted "FOR" the election of all the nominees for director on the reverse side.


SEE REVERSE                                                         SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE